UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KFORCE INC.
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2018	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2018 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting) that will be held on Tuesday, April 24, 2018 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m., eastern time.
We are holding this meeting to:

1.	Elect four Class III directors to hold office for a three-year term expiring in 2021;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2018;

3.	Conduct an advisory vote on executive compensation; and

4.	Attend to other business properly presented at the meeting.
Kforce’s Board of Directors (the Board) has selected February 23, 2018 as the record date (the Record Date) for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2017 Annual Report to Shareholders are being mailed on or about March 23, 2018. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares by using the internet, telephone, or by signing, dating and returning the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 23, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2018.
This proxy statement and our 2017 Annual Report to Shareholders are available at http://investor.kforce.com/investor-relations/financial-information/annual-reports-and-proxy.

1 Kforce 2018 Proxy Statement

LETTER TO OUR SHAREHOLDERS
At Kforce we believe that the selection, development and retention of Great People leads to Great Results for our clients, consultants, employees and you, our shareholders.
This past year, 2017, marked a year of focus, execution and progression for our Firm and this year’s proxy statement reflects our commitment toward building long-term, sustainable performance, transparent corporate governance and regular communication with our shareholders.
OUR COMPANY
At Kforce, we realize the power of a meaningful occupation and take pride in the work of our Great People. In 2017, our experienced staffing specialists worked diligently to unite over 23,000 highly skilled professionals with clients of all sizes, including 70% of the Fortune 100. We also made considerable progress towards our near and long-term goals, advancing initiatives related to sales transformation, implementing new technologies and tools to enhance productivity and customer experience and crystallizing our customer segment strategy. This progress has laid a solid foundation for success in 2018 and beyond.
OUR COMMITMENT
While we focus on Great Results, we also strive to have a positive impact on the lives of those we serve every day. We believe in building strong communities through meaningful occupations and lasting relationships. Our values and culture promote a sense of greater purpose and inspired our Great People to devote 16,000 hours to over 130 charities nationwide this year. In addition, a number of the communities in which we live, work and serve were hit especially hard by Hurricanes Harvey and Irma this year and in September, we pledged up to $1 million in support of recovery efforts from these hurricanes. More importantly, the hearts of our associates were on full display through the time, talent and treasure they freely gave to help those in need.
SHAREHOLDER ENGAGEMENT
Our commitment to shareholder engagement is grounded in open, effective and transparent communication. In 2017, we continued our annual shareholder outreach effort and spent time engaging with shareholders on a variety of topics. The feedback and perspective we received from our shareholders has and will continue to inform our corporate governance and executive compensation practices and strategies. We believe that, relative to performance, our 2017 programs created the proper incentives and rewards for executive officers while creating long-term value for our shareholders. We thank all those who participated and remain open to and invite your feedback during 2018.
We thank you for your continued interest and support of Kforce and for allowing us the privilege of serving you.

David L. Dunkel Chairman and Chief Executive Officer	Ralph Struzziero Lead Independent Director

2 Kforce 2018 Proxy Statement

3 Kforce 2018 Proxy Statement

CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS
The Board currently consists of eleven directors who are divided into three classes serving staggered three-year terms. The following table sets forth the names, ages (as of February 23, 2018), and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting).

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm	Exec. Comm
Directors with Terms Expiring at the Annual Meeting/Nominees
David L. Dunkel	III	64	Chairman, CEO Director	1994	2018	2021
Mark F. Furlong	III	60	Director	2001	2018	2021	✓
Randall A. Mehl	III	50	Director	2017	2018	2021	✓
N. John Simmons	III	62	Director	2014	2018	2021	✓
Continuing Directors
Elaine D. Rosen	I	65	Director	2003	2019	N/A	✓
Ralph E. Struzziero (1)	I	73	Director	2000	2019	N/A	☑
Howard W. Sutter	I	69	Director	1994	2019	N/A
John N. Allred	II	71	Director	1998	2020	N/A	✓
Richard M. Cocchiaro	II	63	Director	1994	2020	N/A
Ann E. Dunwoody	II	65	Director	2016	2020	N/A	✓
A. Gordon Tunstall	II	74	Director	1995	2020	N/A	✓
(1) In the course of determining Mr. Struzziero’s independence, the Board specifically considered the employment of Mr. Struzierro’s son described below in the “Related Party Transactions” section and determined that it did not impair Mr. Struzziero’s independence.

Legend:	☑	Lead Independent Director	Chair	Member	Financial Expert
The Class III nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2021 annual meeting of shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders or appointed by the Board.
BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees is set forth below along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.

4 Kforce 2018 Proxy Statement

NOMINEES FOR ELECTION, CLASS III DIRECTORS - TERMS EXPIRE IN 2021

David L. Dunkel	Director Since:	1994	Age:	64
	Kforce Committees:		Executive (Chair)
	Other Current Public Boards:		None

Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its incorporation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Mark F. Furlong	Director Since:	2001	Age:	60
(Independent)	Kforce Committees:		Audit (Chair); Compensation; Corporate Governance
	Other Current Public Boards:		Boston Private Financial Holdings, Inc. (NASDAQ: BPFH)

Mr. Furlong has served as a director of Boston Private Financial Holdings, Inc., a provider of wealth management, trust and private banking services, since September 2016 and of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, since December 2015. He served as the President and Chief Executive Officer of BMO Harris Bank, N.A. from July 2011 to June 2015. Mr. Furlong served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from July 2011 to June 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from October 2010, Chief Executive Officer from April 2007 and as President from July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management and financial expertise.

Randall A. Mehl	Director Since:	2017	Age:	50
(Independent)	Kforce Committees:		Audit; Corporate Governance
	Other Current Public Boards:		ICF International, Inc. (NASDAQ: ICFI); Insperity, Inc. (NYSE: NSP)

Mr. Mehl is President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. He also currently serves on the Board of Directors of Insperity, Inc. and ICF International, Inc. He previously served as a Managing Director and a partner with Baird Capital, a middle market private equity group, leading a team focused on the business and technology services sector from 2005 to 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including staffing.
Mr. Mehl is an Audit Committee financial expert. Mr. Mehl has also previously served on various boards of directors, including Workforce Insight LLC, Myelin Communications, Vitalyst LLC, MedData, LLC, now a subsidiary of MEDNAX, American Auto Auction, LLC, Accume Partners, Inc, and Harris Research Inc. Mr. Mehl has previously served on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.

5 Kforce 2018 Proxy Statement

N. John Simmons	Director Since:	2014	Age:	62
(Independent)	Kforce Committees:		Audit; Corporate Governance
	Other Current Public Boards:		None

Mr. Simmons is the Chief Executive Officer of Growth Advisors, LLC, a provider of C-level advisory services to high-growth companies. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans Board of Trustees from 2009 to 2015, during which he was Chairman of the Audit Committee and an Executive Committee member; Lifestyle Family Fitness, Inc. from 2001 to 2012; Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance & Nominating Committee from 2009 to 2010; Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007; and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. He served as the CEO and President of Lifestyle Family Fitness, Inc. from 2008 to 2012. Mr. Simmons’ prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company operating in 35 states for two years, President of Quantum Capital Partners, a privately held venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick.
Mr. Simmons is an Audit Committee financial expert; he has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each of David L. Dunkel, Mark F. Furlong, Randall A. Mehl and N. John Simmons as nominees for election as Class III directors at the Annual Meeting. If elected, the Class III directors will serve until our 2021 annual meeting of shareholders, and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.”
Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.
To be elected, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

6 Kforce 2018 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR OTHER DIRECTORS
CLASS I DIRECTORS - TERMS EXPIRE IN 2019

Elaine D. Rosen	Director Since:	2003	Age:	65
(Independent)	Kforce Committees:		Compensation (Chair); Nomination; Corporate Governance
	Other Current Public Boards:		Assurant, Inc. (NYSE: AIZ)

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of several companies, as well as substantial experience with charitable organizations, particularly as the Chair of one of the largest private foundations in the country. With her background and experience as Chair of the Compensation Committee of Kforce; on the Board of Assurant, Inc., where she currently serves as the non-executive Chair and serves on the compensation committee, she has considerable expertise in, among other things, executive compensation, which is a subject matter that is undergoing dynamic change.

Ralph E. Struzziero	Director Since:	2000	Age:	73
(Independent)	Kforce Committees:		Compensation; Corporate Governance (Chair)
	Other Current Public Boards:		None

Since 1995, Mr. Struzziero has operated an independent business consulting practice, providing interim executive-level advisory and professional services to a variety of organizations. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada and manufacturer and distributor of moving and handling equipment for the mobility challenged, from July 2011 until its sale in August 2016, and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from January 2001 until its sale in April 2012.
Mr. Struzziero has extensive experience in the staffing industry. The Board believes this gives Mr. Struzziero, in his capacity as Lead Independent Director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Howard W. Sutter	Director Since:	1994	Age:	69
	Kforce Committees:		Executive
	Other Current Public Boards:		None

Mr. Sutter has served as Kforce’s SVP, Leader Development since January 2017 and previously served as Vice Chairman since 2005; he also participates in Kforce’s mergers, acquisitions and divestitures. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994) and Division President of Romac-FMA’s South Florida location (1982-1994).
Mr. Sutter led Kforce’s merger, acquisition, and divestiture efforts for 19 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and several divestitures. Mr. Sutter also has extensive experience in staffing operations. The Board believes that Mr. Sutter’s knowledge of the staffing industry, and more specifically the mergers and acquisition market, brings an important expertise to the Board.

7 Kforce 2018 Proxy Statement

CLASS II DIRECTORS - TERMS EXPIRE IN 2020

John N. Allred	Director Since:	1998	Age:	71
(Independent)	Kforce Committees:		Audit; Nomination (Chair); Corporate Governance
	Other Current Public Boards:		None

Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. He was a director at Source Services Corporation (Source) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).
Mr. Allred has extensive experience in the staffing industry and is particularly knowledgeable in the area of healthcare. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which the Board believes allows him to address operational issues from a different perspective.

Richard M. Cocchiaro	Director Since:	1994	Age:	63
	Kforce Committees:		Executive
	Other Current Public Boards:		None

Mr. Cocchiaro served as a Vice Chairman of Kforce from 2004 through his retirement in January 2016, during which time he oversaw Customer First, our customer loyalty program, and served on both Kforce’s internal executive committee and innovation council. Previously, Mr. Cocchiaro served as Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).
Mr. Cocchiaro has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading Customer First, our customer loyalty program. He has extensive experience with Kforce’s field operations on a national basis, bringing an important perspective to the Board.

Ann E. Dunwoody	Director Since:	2016	Age:	65
(Independent)	Kforce Committees:		Nomination; Corporate Governance
	Other Current Public Boards:		Republic Services Inc. (NYSE: RSG); L-3 Communications (NYSE: LLL)

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody also served as a strategic planner for the Chief of Staff of the Army. During her 38-year military career, she was decorated for distinguished service and has received many major military and honorary awards. General (Ret.) Dunwoody currently serves on the Board of Directors of Republic Services Inc., L-3 Communications and Logistics Management Institute. She also serves on the Council of Trustees for the Association of the United States Army and the Board of Trustees for the Florida Institute of Technology and she is the president of First 2 Four LLC, a leadership mentoring and strategic advisory services company that offers visionary insights for managing large organizations to posture them for the future. She authored “A Higher Standard: Leadership Strategies from the First Female Four Star General” and is a recipient of The Ellis Island Medal of Honor.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing a significant portion of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow. She also serves as a member of the Board of Directors of other publicly traded companies and is engaged in numerous charitable and civic activities, which the Board believes allows her to provide valuable and varied perspective.

8 Kforce 2018 Proxy Statement

A. Gordon Tunstall	Director Since:	1995	Age:	74
(Independent)	Kforce Committees:		Nomination; Corporate Governance; Executive
	Other Current Public Boards:		None

Mr. Tunstall is the founder, and for more than 30 years has served as President, of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. He has also served as a director of Tabula Rasa Healthcare, Inc., a medication risk management and distribution pharmacy, since March 2012. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Health Insurance Innovations, Horizon Medical Products Inc., and L.A.T. Sportswear.
Mr. Tunstall also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial experts cease to serve on the Board. He provides the Board a unique point of view regarding strategy given his background as a successful strategic consultant for over 30 years advising a large number of companies in a variety of industries.

ROLE OF THE BOARD
The Board’s primary functions are to:

•	oversee management performance on behalf of our shareholders;

•	advocate on behalf of the long-term interests of our shareholders;

•	actively engage in discussions of the Firm’s strategies and executive succession planning;

•	be actively involved in the oversight of risk that could affect Kforce;

•	promote sound corporate governance; and

•	carry out other duties and responsibilities as may be required by state and federal laws, as well as the NASDAQ Rules.
Sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at http://investor.kforce.com/investor-relations/corporate-governance.
At each regular Board meeting, various operational, strategic, financial and legal compliance areas, trends, progress and risks are reviewed by the full Board, in conjunction with management, through the receipt of management reports and dialogue with executive leadership on different areas of the business. Materials and updates provided regularly to the Board are set forth below.

At each Board meeting our Board receives:		On a monthly basis our Board receives:
●	an executive summary that includes, among other items, a risk factors section;	●	a description of certain significant events and risk factors, if any, that have occurred in each period;
●	Kforce’s financial and operational performance, including progress against its strategies;	●	a financial update from management; and
●	management’s assessment of the current state of the capital markets and macro-economic environment;	●	any other necessary items requiring the attention of the full Board.
●	management’s analysis on the current state of the staffing industry and corporate development activities;
●	a claims, litigation and ethics hotline summary;
●	a report on the Firm’s enterprise risk management program; and
●	reports on other matters that may arise from time to time, that require reporting to the Board.

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COMPOSITION AND DIVERSITY
Our Board exhibits a wide range of backgrounds, skills, attributes and experiences that provide a diverse mix of perspectives. Our directors have served in leadership and management positions across fields such as banking, executive compensation, healthcare, investment banking, strategic advisory, insurance, government, military and staffing. These fields enable valuable oversight of our business and promote a broad understanding of the markets, products and industries of our client base. Four of our directors qualify as audit committee financial experts, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and its committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board a variety of skills and backgrounds; (2) bring substantial senior management experience, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting individual nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, diversity of background and the willingness to devote sufficient time to carrying out the responsibilities of a director. While the Board has not adopted a formal policy on diversity, the Nomination Committee is committed to considering diversity during the director nomination process with the goal of creating a Board that best serves the Company and the interests of its shareholders through an effective mix of backgrounds, skills, attributes and perspectives.
The Nomination Committee has established detailed recruitment procedures by which it, the full Board, the Firm’s independent directors and key management personnel all play a role in the identification, review, screening and interviewing of director candidates. When identifying candidates, the Nomination Committee takes into account overall board composition to ensure an appropriately diverse mix of skill, background and tenure. The Committee also understands the importance of Board refreshment and is committed to the process in a manner that promotes a balanced mix of new perspective and continuity. Since 2014, we have advanced the refreshment and diversity of our Board through the addition of three new board members and the Committee continues to target nominees with expertise who it believes will align with and support the Firm’s strategic vision, operations and culture.
LEADERSHIP STRUCTURE
Our current leadership structure includes Mr. Dunkel’s service as both Chairman and CEO of the Firm. This role is coupled with, and balanced by, a lead independent director, independent Audit, Compensation, Nomination, and Corporate Governance committees and a majority of independent directors. The Board believes that this structure has served our shareholders well historically and continues to provide the most effective, efficient and appropriate framework for board oversight and governance.
Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since the Firm’s incorporation in 1994 and as a result he possesses a deep and unique understanding of the Firm’s business and operations. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Dunkel frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and understands their various perspectives and insights, which he is then able to relay to the full Board for consideration and assessment. Mr. Dunkel’s beneficial ownership of approximately 4.6% of Kforce’s outstanding common stock further aligns his interests with those of our shareholders and the Board continues to believe that his in-depth knowledge and experience places him in the best position to both guide and implement the Board’s direction.
Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and sets forth specific roles and responsibilities of the lead independent director, including: presiding at executive sessions of the independent directors; serving as a liaison between the independent directors and the Chairman and CEO; and having oversight of CEO hiring and succession. In addition, the chairs and all members of the Board’s Audit, Compensation, Nomination, and Corporate Governance Committees are independent directors. As a result, the oversight of the critical issues within the purview of these committees is entrusted to the independent directors and serves to further uphold effective governance standards.
The Board remains open to, and regularly seeks, shareholder feedback with regard to governance topics such as its leadership structure and considers the feedback provided as part of its assessment process.

10 Kforce 2018 Proxy Statement

COMMITTEES AND MEETINGS
Our Board has established five standing committees consisting of an Audit Committee, Compensation Committee, Nomination Committee, Corporate Governance Committee, and Executive Committee. These committees facilitate a more in-depth assessment of certain important areas than can be addressed during a full Board meeting. The Board has determined that the chair and each of the committee members of its Audit, Compensation, Nomination, and Corporate Governance Committees are independent within the meaning of the NASDAQ and SEC Rules. The committee members and independent directors meet regularly in executive session without management. Additional information regarding the composition and responsibilities of the Audit, Compensation, Nomination and Corporate Governance Committees is described below. Each Committee has the authority to retain or obtain the advice of legal counsel, accountants, and other advisors. Written charters of each committee are available at http://investor.kforce.com/investor-relations/corporate-governance.

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)
The Audit Committee oversees the accounting and financial reporting processes of the Firm and the audits of the Firm’s financial statements. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. This committee also has the responsibility for selecting, evaluating, compensating, and monitoring the independence and performance of the Firm’s independent auditors, reviewing and approving related party transactions and overseeing the Firm’s internal audit function and Enterprise Risk Management Program. At each quarterly meeting, and more frequently as needed, the members of the Audit Committee meet in executive session. The Audit Committee also meets regularly in separate executive sessions with the Firm’s Senior Director of Internal Audit, General Counsel and Chief Talent Officer, and Deloitte & Touche LLP, our independent registered public accountants.
The Board has determined that Messrs. Furlong, Mehl and Simmons, who are all members of the Audit Committee, as well as Mr. Tunstall are considered an “audit committee financial expert,” as defined by SEC Rules.

John N. Allred
Randall A. Mehl
N. John Simmons
Number of Meetings:
5

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)
The Compensation Committee is responsible for development of the compensation principles to guide design of the Firm’s executive compensation program. It is also responsible for reviewing and approving the executive compensation and benefit policies and practices of the Firm, approving any new or amended employment agreements for executive management including grants or awards to executive management under the Firm’s long-term incentive program and preparing an annual report on the Firm’s executive compensation policies and practices as required by SEC Rules. In the discharge of its duties the Compensation Committee also has the authority to select and a compensation consultant to assist in the evaluation of director and executive officer compensation.

Mark F. Furlong
Ralph E. Struzziero
Number of Meetings:
6

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
John N. Allred (Chair)
The Nomination Committee is responsible for providing assistance to the Board in the selection of director candidates for election. In addition to identifying and recommending candidates for election to the Board, this committee also makes recommendations to the Board regarding the size and composition of the Board, establishes procedures for the nomination process and recommends candidates for election to our Board. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of this committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board. The Nomination Committee will consider director candidates recommended by shareholders. Please see the section titled “Shareholder Communications, Proposals and Other Matters” below.

Ann E. Dunwoody
Elaine D. Rosen
A. Gordon Tunstall
Number of Meetings:
5

11 Kforce 2018 Proxy Statement

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Ralph E. Struzziero (Chair)
The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board of Directors and each of its committees.
Each member of the Board who is independent, within the meaning of these rules, serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Firm’s Lead Independent Director serves as the Chair of the Corporate Governance Committee.

John N. Allred
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
Elaine D. Rosen
N. John Simmons
A. Gordon Tunstall
Number of Meetings:
4

Executive Committee
Members:	Roles and Responsibilities of the Committee:
David L. Dunkel (Chair)
The Executive Committee has the authority to act in place of the Board on all matters that would otherwise come before the Board, except for such matters that are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Richard M. Cocchiaro
Howard W. Sutter
A. Gordon Tunstall
Number of Meetings:
0
During 2017, the Board held 4 meetings and the 5 committees of the Board held a total of 20 meetings. During the term served, each director attended 100% of the Board meetings and 100% of the committee meetings on which he or she served, except Mr. Tunstall, who was not present at one of the Nomination Committee meetings. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders and in 2017 two directors attended our annual meeting of shareholders.
RISK OVERSIGHT
The Board, as a whole and at the committee level, has an active role in overseeing the management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is a comprehensive, integrated Enterprise Risk Management (ERM) program. The Firm’s ERM program divides risk into four categories: financial/strategic risk, client risk, operational risk and employment/legal risk. The ERM risk assessment process is coordinated by the Firm’s compliance team and led by the Firm’s Chief Compliance Officer which, together with business unit leadership, develops regular risk assessment reports to the Audit Committee. The Audit Committee reviews these reports with members of management as part of the process.
The Board exercises an oversight role with respect to risks facing our Firm and has designated the Audit Committee with the primary responsibility for overseeing the Firm’s ERM program. The Audit Committee dedicates a portion of its meetings to reviewing and discussing specific areas of risk and depending on the level of risk, some topics in greater detail. In particular, it engages in periodic reviews of how cyber security risk is assessed and mitigated by the company. These reviews include discussions with third party experts that have been engaged by management to perform various cyber security testing and assessments. The Audit Committee provides the Board with periodic reports on the Firm’s risks and ERM program findings including cyber security risk and incident issues. In addition, the Firm’s internal audit function, which reports to the Audit Committee, sets forth a comprehensive internal audit plan that is approved on an annual basis by the Audit Committee. This plan is formulated based on internal audit’s assessment of risks within Kforce, which is primarily based on financial asset protection and reporting, data security, and other ERM program findings, discussions with Kforce’s officers, directors and other key personnel, and the results of their previous operational and financial audits.
The individual committees also consider risk within their areas of responsibility as summarized below. The committee chairs provide reports of their activities to the full Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management’s response to those risks.

12 Kforce 2018 Proxy Statement

Audit		Compensation		Nomination		Corporate Governance
●	Responsible for the Firm’s risk assessment and ERM program	●	Oversees executive compensation risk	●	Oversees director succession risk	●	Leadership and oversight of ethical standards
●	Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	●	Responsible for preparation and required disclosures regarding compensation practices	●	Establishes procedures for the Board’s nomination process	●	Provides a forum for Board independent directors to meet separately from management
●	Reviews and approves related party transactions and relationships involving directors and executive officers	●
Responsible for review of the overall compensation and benefits policies and practices of the Firm including determining whether such policies and practices are reasonably likely to have a material adverse effect on the Firm
				●	Recommends candidates for election to the Board	●	Reviews and recommends to the Board any changes to the corporate governance guidelines
●	Monitors and receives reports on the Firm’s cyber security risks and incidents
CODE OF ETHICS AND GOVERNANCE GUIDELINES
The Board has adopted a Commitment to Integrity applicable to all directors, officers and employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. It is intended to help Firm personnel recognize and deal with ethical issues, deter wrongdoing and provide mechanisms to report dishonest or unethical conduct. The Firm also has a set of Corporate Governance Guidelines that sets forth the Firm’s corporate governance policies and practices and serves to guide the operation and direction of the Board. These guidelines, together with the charters for the standing committees of the Board and the Commitment to Integrity, are available at http://investor.kforce.com/investor-relations/corporate-governance.
RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce is required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not currently adopted a written policy regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews all potential related party transactions including a consideration of whether the transaction is on terms that are in the best interests of Kforce and our shareholders.
During 2017, Mr. Struzziero’s son was employed by Kforce Government Solutions (KGS), a wholly-owned subsidiary of Kforce. Mr. Struzziero’s son currently serves in a business development role and was hired in 2011 based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero’s son has no involvement in management decisions of Kforce. Mr. Struzziero had no influence in the hiring of his son nor does he have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero’s son was approximately $247 thousand, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero’s son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment does not impair Mr. Struzziero’s independence.
During 2017, Kevin Oskison, the brother of our Chief Operations Officer, Kye Mitchell, was employed by Kforce as a Tech Strategic Delivery Director and received compensation of approximately $129 thousand for employment services provided in 2017. Mr. Oskison has served in this role since January 2016 and has been employed with the Firm since 2009 where he served in miscellaneous technology positions and, more recently, as a Director of MSP Accounts in 2015. Prior to 2017 Mr. Oskison’s compensation was inadvertently not previously reviewed, approved or ratified by the Audit Committee due to an administrative oversight which delayed identification of his employment relationship and which has been corrected. Mr. Oskison’s approximate annual compensation for the periods 2013 through 2016 were as follows: $135 thousand, $137 thousand, $135 thousand, and $129 thousand, respectively. The Committee has considered, approved and ratified the hiring and employment of Mr. Oskison by the Firm and determined it to be commensurate with his titles and responsibilities and on terms that are in the best interest of Kforce and its shareholders. Ms. Mitchell does not supervise or evaluate Mr. Oskison’s performance, nor does she have any input into his compensation.
In 2017, the Firm’s Compensation Committee consisted of Elaine D. Rosen (Chair), Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company acquired by Kforce in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries or had any relationship with Kforce requiring disclosure under Item 404 of Regulation S-K. During 2017, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

13 Kforce 2018 Proxy Statement

COMPENSATION OF DIRECTORS
The following table shows the annual compensation components for the year ended December 31, 2017 and the aggregate outstanding stock awards as of December 31, 2017 for our directors who served on the Board during 2017, except Mr. Dunkel:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)	Unvested Restricted Stock (5)	Deferred Restricted Stock Units (5)
Mark F. Furlong	$97,000	$99,994	$2,283	$199,277	4,485	—
Randall A. Mehl	$93,250	$99,994	$1,617	$194,861	4,485	—
N. John Simmons	$67,000	$99,994	$2,283	$169,277	4,485	—
Elaine D. Rosen	$97,000	$99,994	$4,222	$201,216	4,485	5,478
Ralph E. Struzziero	$82,000	$99,994	$4,222	$186,216	4,485	5,478
Howard W. Sutter	$—	$—	$435,200	$435,200	—	—
John N. Allred	$97,000	$99,994	$2,283	$199,277	4,485	—
Richard M. Cocchiaro	$40,000	$99,994	$2,283	$142,277	4,485	—
Ann E. Dunwoody	$63,250	$99,994	$2,283	$165,527	4,485	—
A. Gordon Tunstall	$67,000	$99,994	$2,283	$169,277	4,485	—

(1)
Fees earned or paid in cash consisted of: (a) annual retainer for each director of $20,000; (b) annual retainers for each committee chairperson of $15,000; (c) quarterly fees for each quarter of board service of $5,000; and (d) quarterly fees for each quarter of committee service of $3,750 for each of the Audit Committee, Compensation Committee and Nomination Committee and $3,000 for the Corporate Governance Committee.

(2)
Stock Awards included a grant of 4,405 shares of restricted stock to each director, except for Mr. Sutter. The closing stock price on the grant date was $22.70 and the amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.

(3)
The amounts reported in this column for all directors except Mr. Sutter reflect the dollar value of dividend equivalents credited on unvested restricted stock and deferred restricted stock units in the form of additional restricted stock.

(4)
During 2017, Mr. Sutter was employed by Kforce and the amount reported in this column represents his compensation, which consisted of: $300,000 in salary, $126,350 in bonus, and $8,850 in matching contributions made by Kforce attributable to defined contribution plans. Mr. Sutter was not compensated for his service on the Board.

(5)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Security Ownership of Certain Beneficial Owners and Management.”

14 Kforce 2018 Proxy Statement

EXECUTIVE OFFICERS
The ages (as of February 23, 2018) and biographies for each of our executive officers is set forth below.

David L. Dunkel	Age:	64
Chairman and Chief Executive Officer
Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its incorporation in 1994. He previously served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael R. Blackman	Age:	63
Chief Corporate Development Officer
Mr. Blackman has served as Kforce’s Chief Corporate Development Officer since December 2009, prior to which he served as the Firm’s Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.

Robert W. Edmund	Age:	44
General Counsel and Chief Talent Officer
Mr. Edmund has served as Kforce’s General Counsel since February 2014 and as Chief Talent Officer since July 2017. In this role, he leads Kforce’s legal, compliance and human resources departments and also has served as the Chief Compliance Officer since July 2015. From 2009 to 2014, Mr. Edmund served as an attorney in the legal department at PetSmart, Inc., most recently as Vice President, Legal - Business Operations. He also previously served as a partner in the labor and employment department of Porter, Wright, Morris & Arthur from 2006 to 2008 and as Director of External Affairs and General Counsel for the Ohio Business Roundtable from 2008 to 2009.

Jeffrey B. Hackman	Age:	39
SVP, Finance & Accounting
Mr. Hackman has served as Kforce’s Principal Accounting Officer since October 2015 and as Senior Vice President, Finance & Accounting since March 2015. He is responsible for overseeing Kforce's finance, accounting, SEC reporting, tax, treasury, procurement, real estate and business operations (time capture, billing, AR and cash applications) functions. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to 2007 he was an Audit Senior Manager with Grant Thornton LLP.

David M. Kelly	Age:	52
Chief Financial Officer
Mr. Kelly has served as Kforce’s Senior Vice President and Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President, Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore	Age:	54
President
Mr. Liberatore has served as Kforce’s President since January 2013. He previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

Kye L. Mitchell	Age:	48
Chief Operations Officer
Ms. Mitchell has served as Kforce’s Chief Operations Officer since March 2016. Before her appointment as Chief Operations Officer, Ms. Mitchell served as Chief Operations Officer for the East Region from January 2013 to March 2016, Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 when Kforce acquired VistaRMS where she served as President.

15 Kforce 2018 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2018, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2017	2016
Audit Fees (1)	$813,422	$748,019
Audit-Related Fees (2)	$11,500	$11,500
All Other Fees (3)	$1,895	$2,895

(1)	Represents fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

(2)
Includes assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to dispositions.

(3)
Represents fees for an annual subscription to a Deloitte & Touche LLP research database and continuing education courses. The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2017, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

16 Kforce 2018 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of four directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301;

3.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

4.
Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2018, and to provide review services for each of the quarters in the year ending December 31, 2018.

Submitted by the Audit Committee
Mark F. Furlong (Chairman)
John N. Allred
Randall A. Mehl
N. John Simmons
The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

17 Kforce 2018 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2017.
Submitted by the Compensation Committee
Elaine D. Rosen (Chair) ¦ Mark F. Furlong ¦ Ralph E. Struzziero

The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
EXECUTIVE SUMMARY
The CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2017. Kforce’s “Active NEOs” for the year ended December 31, 2017 were:

•	David L. Dunkel, Chairman and Chief Executive Officer

•	Joseph J. Liberatore, President

•	David M. Kelly, Chief Financial Officer

•	Kye L. Mitchell, Chief Operations Officer

•	Robert W. Edmund, General Counsel and Chief Talent Officer
Peter M. Alonso, former Former Chief Talent Officer, has been included in the CD&A as an “Inactive NEO” because of his resignation effective May 1, 2017.
During 2017, Kforce:

•	Did not achieve threshold levels of performance for our revenue annual incentive metric.

•	Achieved slightly above threshold performance for our adjusted diluted earnings per share (EPS) metric.

•
Made significant progress on our strategic initiatives; among others, the implementation of our customer relationship management (CRM) system, optimized the alignment of our organization, instituted a new customer segmentation strategy, and sustained our sales transformation methodology.

•
Achieved sufficient performance for our long-term incentive (LTI) metric; Kforce’s relative total shareholder return (TSR) over the past three years (January 1, 2015 through December 31, 2017) ranked 5th place versus our industry peer group of 7 direct competitors.

As a result of our overall financial and TSR performances, our Committee provided:

•	No salary increases in 2017 for our NEOs, except Mr. Edmund who was promoted effective July 1, 2017.

•	Below target annual incentive payouts, based solely on the achievement of the EPS metric and individual performance objectives.

•	LTI payouts lower than 2016, based on our relative TSR ranking falling by one place versus our industry peer group, and a lower percentile ranking versus our separately designated peer group.
Overall, the Committee believes that the lower compensation levels in 2017 are aligned with the Firm’s performance results.
OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

What We Do		What We Don’t Do
●	Target Annual NEO Compensation at Market Median	●	Define Market Median by Comparison to Larger Companies
●	Ensure Performance-Based Compensation is the Largest Part of Total Compensation	●	Set Easy Financial Targets for Incentive Plans
●	Ensure Equity-Based LTI Compensation is the Largest Component of Performance-Based Compensation	●	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
●	Provide Pay-for-Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	●	Allow Hedging or Pledging of Company Stock or Other Related Activities
●	Require Share Ownership	●	Create New Excise Tax Gross-ups
●	Maintain a Significant Clawback Policy	●	Provide Excessive Perquisites
●	Consider Tax Deductibility in Compensation Plan Design

18 Kforce 2018 Proxy Statement

Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth and, thus, long-term shareholder value. The Committee further believes it is important to be knowledgeable concerning best practices and how comparable organizations compensate their executives.
The Committee reviews compensation data from several independent sources. Our competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other professional service and consulting organizations that we believe are of comparable size and with similar business models.

Target Annual NEO Compensation at Market Median
The Committee believes executive compensation should be aligned with our revenue, profit and TSR performance. For the 2017 compensation program, we targeted the total pay level for our NEOs at the median of comparable companies. In addition, we believe the design of our pay programs provides a significant incentive to our NEOs to exceed targeted performance.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Target performance-based compensation comprised between 64-74% of target total direct compensation for our Active NEOs in 2017.

Ensure Equity-Based LTI Compensation is the Largest Component of Performance-Based Compensation
The Committee believes equity-based LTI compensation should be the largest component of performance-based compensation to further focus executive efforts on long-term shareholder returns. Target equity LTI ranged from 60-73% of target total performance-based compensation for our Active NEOs in 2017. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR; it also serves to retain our executives for the long-term, given the denomination of earned Equity LTIs as time-based restricted stock.

Provide Pay-for-Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance
The Committee believes our compensation programs should provide superior cash and equity compensation opportunities for superior performance. The Committee believes this structure results in significant relative shareholder value creation, while also creating a positive perception of Kforce in the highly competitive market for executive talent. The Committee also believes the opposite should be true by providing lower compensation for below median performance.

Require Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success. Accordingly, Equity LTIs play a significant role in our executive compensation program. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.
To further align the interests of executives and long-term shareholders, our Board has adopted formal ownership guidelines, set forth below.

Consider Tax Deductibility in Compensation Plan Design
We consider possible tax consequences in the design of our executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors beyond our control. In addition, we believe it is important to retain maximum flexibility in designing compensation programs to meet stated corporate objectives. While we consider tax deductibility as one of the factors in designing our compensation programs, we do not limit compensation to those levels or types of compensation that will be fully deductible to Kforce. We will consider alternative forms of compensation, consistent with our compensation goals that preserve deductibility. We anticipate the tax deductibility of our programs will change in 2018 due to the Tax Cuts and Jobs Act, which was enacted in December 2017 and effectively eliminated the concept of performance-based compensation. As a result, the deductibility of our 2018 compensation will be limited compared to 2017 and years prior to 2017. We will consider the provisions of the Tax Cuts and Jobs Act in the design of our compensation plan for the next 3-year period (2019 to 2021).
Additionally, as a result of the Tax Cuts and Jobs Act and in order to take advantage of the higher tax rates in 2017, the Committee approved an acceleration by a few business days in the vesting date of previously granted and outstanding annual LTI awards from January 2, 2018 and January 4, 2018 to December 31, 2017. This preserved significant cash tax savings.

Set Challenging Performance Objectives
We work to set difficult but attainable financial growth performance objectives for our NEOs in the context of the annual incentive plan as evidenced by the fact that threshold and target goals and objectives are not met in every plan year.

19 Kforce 2018 Proxy Statement

The Company’s compensation program has the following features for alignment with best practices:

Minimum Stock Ownership	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
		Target Holding Level (Lesser Of)
	Position	Salary / Annual Retainer	Shares
	Director	3x	5,000
	Chief Executive Officer	5x	200,000
	President	3x	100,000
	Chief Financial Officer	2x	50,000
	Chief Operations Officer	2x	30,000
	Other members of Kforce’s Executive Leadership Team	0.5x	10,000

As of the Record Date, all directors, NEOs and other members of our executive leadership were in compliance with the policy. In accordance with the policy, directors have three years from the effective date of joining the Board to attain the ownership level; therefore, Mr. Mehl, who joined the Board in 2017, is deemed to be in compliance, even though his ownership level is not yet at the levels described above.

Clawback Policy
Our Corporate Governance Guidelines includes a clawback policy applicable to all executive officers. Accordingly, in the event of a restatement of our financial statements as a result of material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if determined appropriate, recover from current executives any incentive-based compensation paid for relevant performance periods beginning after March 30, 2012.

Equity Plan Features
None of our Stock Incentive Plans (as approved by shareholders in 2006, 2013, 2016 and 2017) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. The Committee believes the Plans are structured to avoid problematic pay practices and do not contain features that could be detrimental to shareholder interests.

Insider Trading, Anti-Pledging and Anti-Hedging
Our Insider Trading Policy governs the trading in our securities by directors, officers and employees and other persons who have or may have access to material, nonpublic information. The policy has the following restrictions:

	s	No trading while in the possession of material, nonpublic information
	s	No trading during designated black-out periods
	s	No trading without pre-approval (certain insiders)
	s	No margin accounts
	s	No pledging
	s	No hedging (including prepaid variable forwards, equity swaps, collars and exchange funds)
	s	No trading in any interest or position relating to future stock price , such as a puts, calls or short sales

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions; as a result, the only remaining employment agreements which continue to include excise tax gross-up provisions are with Messrs. Dunkel and Liberatore.

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for development of the compensation principles that guide the design of the Firm’s executive compensation program. It is also responsible for reviewing and approving Kforce’s overall compensation, inclusive of employee benefit policies and practices. The Committee has concluded the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input and discusses compensation with the CEO, President and CFO, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion.

20 Kforce 2018 Proxy Statement

The Committee is committed to:

•	staying informed of current issues and emerging trends;

•	ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interest of the shareholders; and

•	establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.
Role of the Compensation Consultant
Overall, the independent compensation consultant assists with various items, including evaluating and providing guidance with respect to: compliance with the approved compensation framework and alignment with performance; effectiveness of the compensation framework; and competitiveness of our executive compensation (including salary and annual and long-term incentives) as compared to the market.
The Committee has retained Pay Governance LLC, a national independent consulting firm, to serve as the Committee’s compensation consultant. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest. Except for the services provided to the Committee, Pay Governance did not provide any other services to the Firm.
Peer Groups and Benchmarking
Kforce uses two distinct peer groups for the purposes of assessing and determining its executive compensation structure: (1) an industry peer group and (2) a separately designated peer group. While we understand the use of multiple peer groups may appear atypical, Kforce management and the Committee believe the two peer groups as described below support a strong executive compensation program.
The Committee uses both peer groups as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels, for further insight into external compensation practices, and for determining specific financial growth objectives for our performance-based compensation.
Industry Peer Group
In determining the industry peer group, we focus on selecting publicly-traded professional staffing companies active in recruiting and placing similar skill sets at similar types of clients. The specialty staffing industry is made up of thousands of companies, most of which are small local firms providing limited service offerings to a relatively small local client base. A report published by Staffing Industry Analysts in 2017 indicated that Kforce is one of the 10 largest publicly-traded specialty staffing firms in the U.S. In addition to the specific staffing industry in which we operate, other primary criteria for this peer group selection includes customers, revenue footprint (i.e., revenue derived from different industries as a percentage of total revenue), geographical presence, talent, domestic presence, complexity of operating model and companies with which we compete for executive level talent. Most importantly, we consider the companies in the industry peer group as our direct business competitors on a day-to-day basis and, as a result, their size and scope varies considerably.
In addition to using this peer group for the reasons noted above, the industry peer group is specifically used in relative TSR performance-based objectives to determine LTI compensation. The industry peer group is also considered in more depth and has a greater impact on the annual incentive performance growth objective target settings than the separately designated peer group, due to the closer relationship to our industry and our desire to set such incentive performance growth objectives at or higher than industry expectations.
The 2017 Industry Peer Group consisted of the following companies:

Computer Task Group, Inc.	ManpowerGroup Inc.	Resources Connection, Inc.	TrueBlue, Inc.
Kelly Services, Inc.	On Assignment, Inc.	Robert Half International Inc.
CDI Corporation was included in our 2016 Industry Peer Group, but has since been acquired and was excluded from our 2017 Industry Peer Group.
The 2017 Industry Peer Group had the following financial statistics for 2017 (in thousands, except percentile rank):

	Revenue	Market Capitalization
25th Percentile	$1,166	$620
Median	$2,567	$1,089
75th Percentile	$5,294	$4,239

Kforce Inc.	$1,358	$665
Percentile Rank	29	29

21 Kforce 2018 Proxy Statement

Separately Designated Peer Group
The separately designated peer group is based on a broader set of peers, which are more similar in terms of size (revenue and market capitalization) but may not be in the same industry. The primary objective for peer selection in this group is to benchmark the composition of compensation and total compensation levels relative to performance. We believe this is consistent with how potential investors and institutional shareholder advisory firms consider appropriate peer groups, which consist of similar industry classification codes, revenues and market capitalizations.
In addition to using this peer group for the reasons noted above, the separately designated peer group is specifically used as a part of the relative TSR performance-based objectives to determine the ultimate payout for the LTI compensation for the CEO and the President. By incorporating this peer group into the performance metrics for Messrs. Dunkel and Liberatore (more specifically, the LTI component), the Committee believes their total compensation is inherently more variable and more closely aligned with performance as compared to this group.
The 2017 Separately Designated Peer Group consisted of the following companies (CDI Corporation and CEB Inc. were eliminated from the group for 2017 due to acquisitions, while CBIZ, Inc. was added to the group):

Barrett Business Services, Inc.	ICF International, Inc.	On Assignment, Inc.
CBIZ, Inc.	Insperity, Inc.	Resources Connection, Inc.
FTI Consulting, Inc.	Korn/Ferry International	TrueBlue, Inc.
Heidrick & Struggles International, Inc.	Navigant Consulting, Inc.	Volt Information Sciences, Inc.
Huron Consulting Group Inc.
Both CDI Corporation and CEB Inc. were included in our 2016 Separately Designated Peer Group but due to recent acquisitions, they have been excluded from the 2017 Separately Designated Peer Group, while CBIZ, Inc. was added.
The 2017 Separately Designated Peer Group had the following financial statistics for 2017 (in thousands, except percentile rank):

	Revenue	Market Capitalization
25th Percentile	$866	$474
Median	$1,212	$888
75th Percentile	$1,770	$1,498

Kforce Inc.	$1,358	$665
Percentile Rank	62	39
Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our governance practices and compensation framework. The feedback from both our annual shareholder outreach program, as well as the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication and engagement with our shareholders and take feedback into consideration. Our shareholders are invited to communicate with our directors either individually or as a group by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
As an ongoing annual practice, we reach out to our top 25 institutional shareholders (representing about 60% of our shares outstanding). During our 2017 outreach, we offered a conversation with management and with the Compensation Committee Chair and/or other members of the Committee or Board. A few of our top shareholders did request a meeting with management to discuss general governance topics (i.e. board refreshment and diversity), and management shared those thoughts with the Board for consideration. Based on this engagement, there were no negative comments or suggestions for changes to our NEO compensation programs.
Over the past several years, our “say on pay” proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast “for” the advisory vote to approve executive compensation:
The Compensation Committee believes the 2017 voting results reflect our shareholders’ support of our overall NEO compensation framework and indicates approval of executive compensation paid in the context of our performance results.

22 Kforce 2018 Proxy Statement

2017 NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary
In 2017, we continued to make progress on our strategic initiatives including:

•
Implementing new and upgrading existing technologies that we believe will allow us to more effectively and efficiently serve our clients, consultants and candidates and improve the productivity of our people and scalability of our organization. We completed the deployment of our new customer relationship management system during 2017 and made significant progress towards the implementation of other technologies related to our consultant time and expense management process, expense reimbursement for our associates, business and data intelligence applications among other areas that we expect to benefit us in 2018 and beyond. We also laid the foundation during 2017 for future technology initiatives.

•
Continuing to align our revenue-generating talent to the markets, products, industries and clients that we believe present Kforce with the greatest opportunity for profitable revenue growth. During 2017, we further optimized the alignment of our revenue-generating and revenue-enabling organizations to enhance our efficiency and effectiveness in serving our clients, consultants and candidates. We also conducted sustainment activities related to our enhanced sales methodology that was rolled out in the fourth quarter of 2016.

During the third quarter of 2017, our operational results were adversely impacted by Hurricanes Harvey and Irma and, more importantly, the devastation felt by our associates, clients and consultants was significant. We made the decision to prioritize the care and safety of our core associates and consultants by continuing to compensate them while our clients were closed and provided additional support for those with more critical needs. We also more broadly supported the recovery efforts with a pledge of $1.0 million in charitable contributions to support these efforts.
The following presents a graphical summary of our adjusted net service revenues and adjusted diluted EPS over the past three years.
*Represents non-GAAP Adjusted Net Service Revenues and Adjusted Diluted EPS. The calculation of Adjusted Net Service Revenues and Adjusted Diluted EPS, and their reconciliation to the applicable GAAP figures, for 2017 and 2016 are set forth in the Appendix to this Proxy Statement. For 2015, there were no adjustments.
Our 2017 revenues increased 3% year-over-year, primarily driven by the acceleration of quarterly year-over-year growth rates in the second half of 2017, especially in our largest business, Tech Flex. 2017 Adjusted Diluted EPS grew 8.3% primarily as a result of the continued improvements in our selling, general and administrative expenses as well as a lower effective tax rate and weighted average shares outstanding. The 2017 financial performance resulted in no revenue incentive payout and a low EPS annual incentive payouts for our NEOs.

23 Kforce 2018 Proxy Statement

The following presents a graphical summary of our three-year TSR performance versus our peer groups over the past two measurement periods.
Kforce’s three-year TSR results in absolute terms and relative to our peer groups were lower during 2017. These results generated lower LTI awards for our NEOs in 2017.
Additionally during 2017, we continued to return capital to our shareholders by completing four quarterly dividend payments of $0.12 per share and repurchasing 526 thousand shares under our Board-authorized common stock repurchase program. The dollar amounts of these activities are as follows:
We believe the financial and operational results as discussed above are reflected in the LTI payouts made for 2017 to our NEOs, which are illustrated within the Earned Compensation Table and in the Summary Compensation Table below.
2017 NEO Compensation Components, Results and Determinations
The following section discusses the compensation components, results and determinations as it relates to the 2017 NEOs and reflects the 2016-2018 NEO compensation framework design.
Our practice is to develop a three-year NEO compensation framework. The framework for the 2016-2018 period, as approved by the Committee, targets total annual NEO compensation at the market median for market median performance.
The components of the 2016-2018 framework include salary, annual incentive compensation and LTI compensation.

•
The annual incentive compensation is primarily based on revenue and EPS growth financial targets, which we believe serve to drive shareholder returns, and, to a lesser extent, is also based on individual performance objectives.

•	The LTI compensation is based on Kforce’s TSR performance over a three-year measurement period relative to the specified peer groups.
The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The charts below show fixed compensation (equal to salary), annual incentive and LTI compensation, each as a percentage of total direct compensation (TDC) for the CEO and for the other Active NEOs in the aggregate for 2017. We define TDC as the amount of total compensation derived from salary, annual incentives and LTI. The charts below show the amounts for annual incentives and LTIs at target, based on the 2016-2018 framework:

24 Kforce 2018 Proxy Statement

2017 COMPENSATION AT TARGET
The charts below summarize the actual outcomes for 2017, which represent:

•
The payment of lower than target annual incentive levels, as a result of not meeting the threshold performance levels for our revenue growth and achieving a lower than target level of performance for our EPS growth financial goals for 2017.

•	The payment of lower than target LTIs, representing below median relative TSR for the 2015-2017 measurement period.

2017 ACTUAL COMPENSATION PAYOUTS
We discuss each pay program separately below in more detail.
Base Salaries
It is generally the Committee’s desire to target base salaries at the market median, but only provide periodic increases when warranted, rather than annual increases.
The following table provides the base salary for each NEO in the past two fiscal years:

Name	2016 Salary	2017 Salary	Percentage Increase
David L. Dunkel	$800,000	$800,000	—%
Joseph J. Liberatore	$600,000	$600,000	—%
David M. Kelly	$480,000	$480,000	—%
Kye L. Mitchell	$480,000	$480,000	—%
Robert W. Edmund (1)	N/A	$365,000	N/A
Peter M. Alonso (2)	$375,000	$125,000	N/A

(1)
Mr. Edmund’s salary was $350,000 for the first half of 2017 and was increased to $380,000 due to his additional responsibilities and appointment to Chief Talent Officer, and to promote alignment with market median targets for similarly situated positions. As a result, the total salary actually paid to Mr. Edmund was $365,000 for 2017.

(2)	Mr. Alonso did not receive a full annual salary due to his resignation effective May 1, 2017.

25 Kforce 2018 Proxy Statement

Annual Incentive Compensation
Annual incentive compensation for 2017 was targeted at the median of our peer groups. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive, which consists of a performance-based incentive and an objective-based incentive, effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of performance goals related to certain business criteria determined at the beginning of the performance period will result in profitable year-over-year growth and sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consists of different components:

1.
A performance-based incentive which is structured pursuant to the Kforce Inc. Amended and Restated Performance Incentive Plan previously approved by our shareholders (the Performance Incentive). The 2017 Performance Incentive represented 80% (50% for Mr. Edmund) of the total target incentive award and required achievement of annual year-over-year revenue growth and year-over-year diluted EPS growth performance goals.

2.
An objectives-based incentive for individual accomplishments and management business objectives (the MBO Incentive). The MBO Incentive represented 20% (50% for Mr. Edmund) of the total target incentive award.

Each component is calculated as follows: [(Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target)].
The Target Annual Incentive Percentages used to calculate the 2017 annual incentive awards were selected to align target pay to market median compensation for market median performance. The Target Annual Incentive and allocation across each component is shown below.

		2017 Target Annual Incentive		2017 Target Annual Incentive Allocations
Name	2017 Salary	%	$	Revenue (40%; 25% for Mr. Edmund)	EPS (40%; 25% for Mr. Edmund)	MBO (20%; 50% for Mr. Edmund)
David L. Dunkel	$800,000	100%	$800,000	$320,000	$320,000	$160,000
Joseph J. Liberatore	$600,000	90%	$540,000	$216,000	$216,000	$108,000
David M. Kelly	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Kye L. Mitchell	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Robert W. Edmund (1)	$365,000	100%	$182,500	$45,625	$45,625	$91,250
Peter M. Alonso	$125,000	50%	$62,500	$25,000	$25,000	$12,500

(1)	Mr. Edmund’s target Annual Incentive is prorated due to the salary increase from $350,000 during the first half of 2017 to $380,000 during the second half of 2017.
The following table provides the potential performance-based incentive payout ranges as determined by the Committee, based on revenue growth and Adjusted Diluted EPS growth performance. Total Annual Revenue and Adjusted Diluted EPS amounts and related year-over-year growth rates that fall between the noted Threshold and Maximum performance levels in the table below are interpolated.

	Total Annual Revenue (in millions)	Year-over-Year Growth	Payout % of Target	Payout % of Target for Mr. Edmund	Adjusted Diluted EPS	Year-over-Year Growth	Payout % of Target	Payout % of Target for Mr. Edmund
Threshold	$1,367	4.0%	25%	25%	$1.54	7.7%	25%	25%
Target	$1,407	7.0%	100%	50%	$1.75	22.4%	100%	50%
Maximum	$1,446	10.0%	200%	100%	$1.96	37.1%	200%	100%
For 2017, Kforce had revenue of $1.36 billion and adjusted diluted EPS of $1.57. As shown, we did not meet the threshold level for the revenue objective and achieved just above threshold performance for the EPS objective. As a result, payments for the Performance Incentive were significantly below target.
For purposes of the MBO Incentive, the Committee considered each individual’s accomplishments based on management business objectives and overall operational performance. As with the Performance Incentive goals, the Committee strives to set the individual goals at levels intended to effectively motivate superior operational performance without encouraging unreasonable risk. During 2017, our executive team’s MBO metrics were focused around certain strategic initiatives, including further streamlining and optimizing the alignment of our revenue-generating and revenue-enabling organizations, implementing enhanced technologies such as our CRM, sustaining the investments made in our sales transformation initiative and instituting a new client segmentation strategy. We believe these strategic objectives position us for improved revenue and EPS growth in 2018 and beyond. The significant progress on these strategic initiatives, as discussed above, resulted in the MBO payout percentages.

26 Kforce 2018 Proxy Statement

The annual incentives earned in 2017 for each NEO is shown in the table below:

		2017 Achievement as a % of Target			2017 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%; 25% for Mr. Edmund)	EPS (40%; 25% for Mr. Edmund)	MBO (20%; 50% for Mr. Edmund)	Revenue	EPS	MBO	Total
David L. Dunkel	$800,000	—%	36%	200%	$—	$115,200	$320,000	$435,200
Joseph J. Liberatore	$540,000	—%	36%	200%	$—	$77,760	$216,000	$293,760
David M. Kelly	$432,000	—%	36%	200%	$—	$62,208	$172,800	$235,008
Kye L. Mitchell	$432,000	—%	36%	200%	$—	$62,208	$172,800	$235,008
Robert W. Edmund	$182,500	—%	29%	87%	$—	$26,463	$158,775	$185,238
Peter M. Alonso (1)	$62,500	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Alonso’s annual incentive was $0 as a result of his resignation effective May 1, 2017 prior to the end of the 2017 fiscal year.
Long-Term Incentives
LTI performance objectives are set to align executive and shareholder interests and are based on relative TSR performance against the two peer groups described above.

1.	For all NEOs, LTI performance objectives are based on Kforce’s TSR performance over a three-year measurement period relative to the Industry Peer Group;

2.	For only the CEO and the President, LTI performance objectives are also based on Kforce’s TSR performance over a three-year measurement period relative to the Separately Designated Peer Group.
LTI payouts for performance relative to the Industry Peer Group are awarded by the Committee in the form of a restricted stock grant that has a five-year time-based vesting period; for 2017, Mr. Dunkel’s award (and certain other non-NEO recipients) had a three-year time-based vesting period given his age, tenure and significant equity holdings that provide an appropriate long-term retention incentive. The CEO’s and the President’s LTI payouts for performance, relative to the Separately Designated Peer Group are subject to a potential downward adjustment (reduction or elimination) to the value of the restricted stock award, or a supplement to their restricted stock awards with a cash component. Actual payout levels for the LTI may be above or below target based on actual performance, and require minimum performance thresholds for any payout to occur.
The LTI compensation was based on relative TSR performance over the corresponding measurement period versus the Industry Peer Group. The dollar amount of the payouts were calculated from a scaled LTI pool, which the Committee set at a dollar amount not to exceed the lesser of 2% market capitalization or $13 million in the aggregate. In essence, the Committee provides higher award grants for better relative TSR performance and lower award grants for lower TSR performance. The value of the LTI pool for the awards, as well as the percentage of the pool allocated to each of the NEOs was determined as described in the following chart:

Industry Peer Group Relative TSR Rank:	1	2	3	4	5	6-7	8
Industry Peer Group Relative TSR Percentile Rank:	100	86	72	58	43	29-15	0
Total Value of LTI Pool ($ in Millions):	$13	$12	$11	$10	$9	$8	None
	% of LTI Pool Based on TSR Rank/Percentile Ranking
David L. Dunkel	16.7%	16.7%	16.7%	16.7%	16.7%	15.0%	—%
Joseph J. Liberatore	13.3%	13.3%	13.3%	13.3%	13.3%	12.0%	—%
David M. Kelly	8.3%	8.2%	8.2%	8.1%	8.1%	7.5%	—%
Kye L. Mitchell	8.1%	7.9%	7.7%	7.5%	7.2%	6.6%	—%
Robert W. Edmund	5.0%	5.0%	5.0%	5.2%	5.6%	4.7%	—%
Peter M. Alonso	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
These percentages were selected to align target pay to market median compensation. The remainder of the LTI pool is allocated to other employees below the NEO level, depending on their management level.

27 Kforce 2018 Proxy Statement

In 2017, the LTI compensation for our CEO and President was in part based on Kforce’s TSR performance relative to our 2017 Separately Designated Peer Group during a measurement period of January 1, 2015 through December 31, 2017. Based on this separate performance metric, there is a potential adjustment to our CEO’s and President’s respective LTI restricted stock awards, either by a reduction or elimination, or by a supplement to their restricted stock awards with a cash LTI component. The adjustment was based on a performance multiplier determined by our TSR performance percentile ranking within the 2017 Separately Designated Peer Group. This performance metric for LTI compensation was incorporated into the compensation framework for our CEO and President to align pay to the performance of a broader set of peers that are reasonably similar in terms of size but may not be in the staffing industry. Additionally, the LTI compensation at the highest performance achievement levels was intentionally structured to be paid in cash to preserve equity for grants to other key employees and in recognition that the CEO and President already have substantial equity holdings to align their interests with shareholders.
The performance multipliers were structured as follows:

Separately Designated Peer Group Relative TSR Percentile Ranking	CEO Performance Multiplier	President Performance Multiplier	LTI Compensation Impact
0-25	0%	0%	No Payout of Restricted Stock Award
26-50	50%	75%	Reduction in Restricted Stock Award
51-75	100%	100%	Full Restricted Stock Award
76-100	150%	125%	Full Restricted Stock Award Plus Cash LTI Payout
The table below illustrates the key performance results and resulting grant information for the awards.

Measurement Period	TSR Performance	Industry Peer Group Relative TSR Rank	Separately Designated Peer Group Relative TSR Percentile Ranking	Resulting LTI Pool	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2015-2017	12%	5th	31st	$9 million	December 29, 2017	$25.25
The tables below illustrate the LTI restricted stock payout amounts (including the number of shares and the grant date fair value), which are included in the 2017 Summary Compensation Table (SCT). The Committee believes the restricted stock awards’ time-based vesting requirements further aligns compensation with our long-term performance and our shareholders’ interests, and acts as a retention vehicle for these executives.

Name	# of Shares	Grant Date Fair Value
David L. Dunkel	29,703	$750,001
Joseph J. Liberatore	35,644	$900,011
David M. Kelly	28,713	$725,003
Kye L. Mitchell	25,743	$650,011
Robert W. Edmund	19,802	$500,001
Peter M. Alonso (1)	—	$—

(1)	Mr. Alonso did not receive an award for the 2015-2017 measurement period as a result of his resignation effective May 1, 2017.
For 2017, Messrs. Dunkel and Liberatore did not receive a cash LTI payout and, as reflected in the performance multipliers table above, the value of the restricted stock award was reduced by 50% and 25%, respectively, as a result of the 31st percentile ranking of Kforce within the Separately Designated Peer Group.
Additionally, as a result of the Tax Cuts and Jobs Act and in order to take advantage of the higher tax rates in 2017, the Committee approved an acceleration by a few business days in the vesting date of previously granted and outstanding annual LTI awards from January 2, 2018 and January 4, 2018 to December 31, 2017. This preserved significant cash tax savings. At the same time, the Committee approved a similar acceleration in the annual vesting dates for the remaining life of these awards to accelerate the corporate tax deduction into the preceding year. As seen below in the “Outstanding Equity Awards” section, this change in vesting dates applies to the LTI awards granted in January 2014, 2015 and 2016.
Earned Compensation Table for Corresponding Year of Performance
As a result of historical LTI grant practices in years prior to 2017, we believe the presentation in the SCT does not accurately reflect the actual compensation earned by the NEOs in any given year based on that year’s performance. We believe the misalignment between the disclosures in the SCT and the actual earned compensation results from the following:

•
The values from pension and other compensation columns of the SCT are not performance-based and change based on factors unrelated to performance such as changes in long-term interest rates (a key factor in calculating pension values).

28 Kforce 2018 Proxy Statement

•
The LTI restricted stock grants historically occurred on the first business day of each fiscal year and were based on our relative TSR performance for a measurement period ending in the prior year. As a result, the value of the awards were reflected as compensation in the SCT in the year of grant rather than in the performance year the award was earned. In order to rectify the misalignment created by our historical grant date practices and to create a more clear and transparent picture of our NEO compensation, the Committee approved a change in the timing of the grant date for the LTI restricted stock awards during 2016, which resulted in two LTI award grants in 2016, one on the first business day of the year (old method) and one on the last business day of the year (new method designed to match the performance year with the grant year). 2016 is the only year for such an occurrence and beginning in 2017, this misalignment no longer exists.

We have created the following Earned Compensation for Corresponding Year of Performance Table (ECT) that we believe corrects these misalignments and provides a more appropriate measure and comparison for our shareholders.
We believe the ECT currently provides a better illustration of the pay-for-performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and vote on our executive compensation proposal (Proposal 3) within this Proxy Statement. However, due to the shift in the timing of the LTI grants as discussed above, it is our intention to remove this additional table in future years, as the SCT will eventually have the same values as the ECT below once the new method for reporting LTI grants is fully effective.

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive	Long-term Incentive (1)	Total Direct Compensation (2)	Adjusted Revenue (3)	Adjusted EPS (3)	3 Year TSR Performance	TSR Rank in Industry Peer Group
David L. Dunkel,	2017	$800,000	$435,200	$750,001	$1,985,201	$1,358,940	$1.57	12.0%	5th
Chief Executive Officer	2016	$800,000	$—	$1,669,991	$2,469,991	$1,319,706	$1.45	20.0%	4th
	2015	$800,000	$940,000	$2,752,497	$4,492,497	$1,319,238	$1.52	84.0%	3rd
Joseph J. Liberatore,	2017	$600,000	$293,760	$900,011	$1,793,771	$1,358,940	$1.57	12.0%	5th
President	2016	$600,000	$—	$1,334,995	$1,934,995	$1,319,706	$1.45	20.0%	4th
	2015	$600,000	$634,500	$1,829,173	$3,063,673	$1,319,238	$1.52	84.0%	3rd
David M. Kelly,	2017	$480,000	$235,008	$725,003	$1,440,011	$1,358,940	$1.57	12.0%	5th
Chief Financial Officer	2016	$480,000	$172,800	$812,496	$1,465,296	$1,319,706	$1.45	20.0%	4th
	2015	$375,000	$330,469	$767,511	$1,472,980	$1,319,238	$1.52	84.0%	3rd
Kye L. Mitchell,	2017	$480,000	$235,008	$650,011	$1,365,019	$1,358,940	$1.57	12.0%	5th
Chief Operations Officer	2016	$480,000	$172,800	$750,011	$1,402,811	$1,319,706	$1.45	20.0%	4th
	2015	$350,000	$257,344	$767,511	$1,374,855	$1,319,238	$1.52	84.0%	3rd
Robert W. Edmund,	2017	$365,000	$185,238	$500,001	$1,050,239	$1,358,940	$1.57	12.0%	5th
General Counsel and Chief Talent Officer
Peter M. Alonso, (4)	2017	$125,000	$—	$—	$125,000	$1,358,940	$1.57	12.0%	5th
Former Chief Talent Officer	2016	$375,000	$75,000	$659,990	$1,109,990	$1,319,706	$1.45	20.0%	4th

(1)
Reflects the realignment of equity LTI awards to the corresponding year of performance for 2016 and 2015. The equity LTI awards made on the first business day of 2016 are reflected in 2015, which corresponds to the performance period for those awards. For 2015, this value also includes amounts earned by Messrs. Dunkel and Liberatore related to the cash LTI of $917,500 and, $365,833, respectively. No adjustment was made to the 2017 amounts; thus, these amounts are consistent with the SCT.

(2)	Total direct compensation is the sum of salary, annual incentive and LTI earned for the corresponding year of performance.

(3)
Represents non-GAAP Adjusted Net Service Revenues and Diluted EPS. The calculation of Adjusted Net Service Revenue and Adjusted Diluted EPS, and their reconciliation to the applicable GAAP figures, for 2017 and 2016 are set forth in the Appendix within this Proxy Statement. For 2015, there were no adjustments.

(4)	Mr. Alonso resigned effective May 1, 2017.

This table shows significant declines in TDC over the period of 2015-2017, reflecting our declining absolute and relative TSR performance and lower than target financial achievements. We believe this table better illustrates the pay-for-performance alignment of our compensation programs than the SCT.

29 Kforce 2018 Proxy Statement

CEO Pay Ratio
We calculated the ratio of our CEO’s total annual compensation to the median of the annual total compensation of our other employees under applicable SEC rules, using a reasonable estimate. In order to determine our median employee, we compiled a list of all employees from our payroll records including all full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2017, which included our Flex consultants on assignment as of that date. We examined all wages as reportable on Form W-2 for 2017 for all of these individuals, excluding our CEO. We annualized the compensation for any full-time and part-time employees that were not employed by us for all of 2017. However, it is important to note that our Flex consultants work on temporary assignments of different types and durations, and since these employees are considered temporary, we did not annualize their compensation (therefore, our employee population included a majority of individuals that did not have a full year of compensation due to the short-term nature of their assignments).
Mr. Dunkel had $3,078,952 in total annual compensation for 2017, as reflected in the SCT included in this Proxy Statement. Our median employee, one of our Flex consultants, had total annual compensation of $32,015 for 2017, which was calculated on the same basis as Mr. Dunkel’s compensation for the purposes of the SCT. As a result, we estimate Mr. Dunkel’s total compensation for 2017 was about 96 times that of our median employee. Given the different methodologies that various companies will use to determine an estimate of their pay ratio and given the uniqueness of our temporary employee population, we do not believe that this estimated ratio should be used as a basis for comparison with other companies.
Other Compensation Practices, Policies and Information
The following benefit plans discussed below are available to our NEOs. The Committee considers the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.

Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board.

Kforce Inc. Supplemental Executive Retirement Plan
During 2006, Kforce adopted a Supplemental Executive Retirement Plan (SERP) for all NEOs. Of the Active NEOs, only Messrs. Dunkel and Liberatore participate in the SERP. The Committee previously decided to not allow any additional participants into the SERP. The primary goals of the SERP are to create an additional wealth accumulation opportunity, restore lost qualified pension benefits due to government limitations and retain our covered executive officers. The SERP will be funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP upon the occurrence of a qualifying distribution event, as defined, are targeted at 45% of the covered executive officers’ average salary and annual incentive, as defined, from the three years in which the covered executive officer earned the highest salary and annual incentive during the last 10 years of employment, which is subject to adjustment for retirement prior to the normal retirement age and the participant’s vesting percentage. Benefits under the SERP are based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service with a percentage reduction up to the normal retirement age. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.
The Committee believes the SERP provides significant retention benefits for the participants.

30 Kforce 2018 Proxy Statement

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of the NEOs to Kforce’s business and to retain the NEOs’ services. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward. At this time, only Messrs. Dunkel and Liberatore have excise tax gross-up provisions in their existing employment agreements.

Perquisites and Other Personal Benefits
Kforce does not generally provide any perquisites or other personal benefits to its NEOs. During 2017, Kforce provided for Ms. Mitchell’s relocation to our corporate headquarters in Tampa, Florida from the Washington D.C. area; the value of this relocation is included within the “All Other Compensation” column of the SCT.

2018 NAMED EXECUTIVE OFFICER COMPENSATION CHANGES
2018 NEO Compensation Component Changes
The Committee continually monitors and reviews the effectiveness of the NEO compensation framework relative to its stated compensation philosophies and the Firm's initiatives and makes any necessary adjustments. During 2018, the Committee will review the three-year NEO compensation framework and establish any structural changes for 2019 to 2021. Additionally, the Committee annually reviews the NEO compensation framework to ensure target compensation continues to be in alignment with market median. During 2017, this annual review resulted in the following changes for 2018:
Base Salaries
The most recent salary increases for Messrs. Dunkel and Liberatore occurred during 2013; to align their salaries with the market median, the Committee has approved the following increases for the 2018 fiscal year. All other NEO salaries are unchanged.

Name	2017 Salary	2018 Salary	Percentage Change
David L. Dunkel	$800,000	$875,000	9%
Joseph J. Liberatore	$600,000	$660,000	10%
Long-Term Incentives
For only the CEO and the President, LTI performance objectives are also based on Kforce’s TSR performance over a three-year measurement period relative to the Separately Designated Peer Group. To better align their compensation to performance, the Committee approved the following performance multipliers for both Mr. Dunkel and Mr. Liberatore.

Separately Designated Peer Group Relative TSR Percentile Ranking	Performance Multiplier	LTI Compensation Impact
0-25	50%	Reduction in Restricted Stock Award
26-50	75%	Reduction in Restricted Stock Award
51-75	100%	Full Restricted Stock Award
76-100	150%	Full Restricted Stock Award Plus Cash LTI Payout

31 Kforce 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2017, 2016 and 2015

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
David L. Dunkel	2017	$800,000	$750,001	$435,200	$1,005,233	$88,518	$3,078,952
Chief Executive Officer	2016	$800,000	$3,504,988	$—	$1,450,087	$67,289	$5,822,364
	2015	$800,000	$1,835,001	$1,857,500	$1,181,046	$34,471	$5,708,018
Joseph J. Liberatore	2017	$600,000	$900,011	$293,760	$656,799	$92,056	$2,542,626
President	2016	$600,000	$2,798,335	$—	$197,109	$88,151	$3,683,595
	2015	$600,000	$1,469,993	$1,000,333	$313,855	$71,746	$3,455,927
David M. Kelly	2017	$480,000	$725,003	$235,008	$—	$54,998	$1,495,009
Chief Financial Officer	2016	$480,000	$1,580,007	$172,800	$—	$50,220	$2,283,027
	2015	$375,000	$767,498	$330,469	$—	$41,148	$1,514,115
Kye L. Mitchell	2017	$480,000	$650,011	$235,008	$—	$231,677	$1,596,696
Chief Operations Officer	2016	$480,000	$1,517,522	$172,800	$—	$50,220	$2,220,542
	2015	$350,000	$767,498	$257,344	$—	$41,148	$1,415,990
Robert W. Edmund	2017	$365,000	$500,001	$185,238	$—	$25,442	$1,075,681
General Counsel and Chief Talent Officer
Peter M. Alonso	2017	$125,000	$—	$—	$—	$903,757	$1,028,757
Former Chief Talent Officer	2016	$375,000	$1,427,501	$75,000	$—	$48,420	$1,925,921

(1)	As discussed in the CD&A above, the amounts reported for 2016 include two years’ worth of LTI restricted stock awards due to an administrative change in the timing of the annual grant date.

(2)	Represents annual incentive compensation earned by the NEOs during each of 2017, 2016 and 2015; also includes the cash LTI for Messrs. Dunkel and Liberatore in 2015.

(3)
For Messrs. Dunkel and Liberatore, the amounts in this column represent the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for reporting Kforce’s consolidated financial statements for fiscal 2017, 2016 and 2015. There were no changes made to the plan during the year and no increases to the benefits provided to the NEOs.

(4)	The “All Other Compensation” column includes:

Name	Year	Dividends (a)	Defined Contribution Plans (b)	One-Time Payments (c)(d)	Total
David L. Dunkel	2017	$88,518	$—	$—	$88,518
	2016	$67,289	$—	$—	$67,289
	2015	$34,471	$—	$—	$34,471
Joseph J. Liberatore	2017	$92,056	$—	$—	$92,056
	2016	$88,151	$—	$—	$88,151
	2015	$71,746	$—	$—	$71,746
David M. Kelly	2017	$53,198	$1,800	$—	$54,998
	2016	$48,420	$1,800	$—	$50,220
	2015	$39,348	$1,800	$—	$41,148
Kye L. Mitchell	2017	$51,885	$1,800	$177,992	$231,677
	2016	$48,420	$1,800	$—	$50,220
	2015	$39,348	$1,800	$—	$41,148
Robert W. Edmund	2017	$24,527	$915	$—	$25,442
Peter M. Alonso	2017	$12,843	$—	$890,914	$903,757
	2016	$48,420	$—	$—	$48,420

(a)	This column reflects the value of dividend equivalents issued on unvested restricted stock in the form of additional shares of restricted stock.

(b)	This column reflects the value of matching contributions made by Kforce attributable to our defined contribution 401(k) plan.

(c)
The amount included for Ms. Mitchell for 2017 represents reimbursements and payments in connection with her relocation to the Firm’s corporate headquarters in Tampa, Florida, including: $80,105 for real estate transaction costs and house-hunting, $59,156 for moving costs and $38,731 for a tax gross-up related to taxable relocation amounts.

(d)
The amount included for Mr. Alonso for 2017 represents severance (as described in Section 9 of his amended employment agreement) in the amount of $862,110 and $28,804 for other termination-related amounts.

32 Kforce 2018 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2017

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David L. Dunkel	29,703	(2)	$750,001
	59,160	(3)	$1,493,790
	48,275	(4)	$1,218,944
	32,510	(5)	$820,878
Joseph J. Liberatore	35,644	(2)	$900,011
	47,294	(3)	$1,194,174
	38,497	(4)	$972,049
	26,041	(5)	$657,535
	13,510	(6)	$341,128
	5,205	(7)	$131,426
David M. Kelly	28,713	(2)	$725,003
	28,784	(3)	$726,796
	20,192	(4)	$509,848
	13,598	(5)	$343,350
	15,147	(6)	$382,462
	3,037	(7)	$76,684
Kye L. Mitchell	25,743	(2)	$650,011
	26,570	(3)	$670,893
	20,192	(4)	$509,848
	13,598	(5)	$343,350
	15,147	(6)	$382,462
	3,037	(7)	$76,684
Robert W. Edmund	19,802	(2)	$500,001
	14,700	(3)	$371,175
	9,646	(4)	$243,562
	6,499	(5)	$164,100
	10,889	(8)	$274,947

(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $25.25, which is the closing stock price of our common stock on December 31, 2017.

(2)
With respect to the restricted stock granted to Mr. Dunkel on December 31, 2017, 33% of the total shares granted vest on each of the following dates: December 27, 2018, December 27, 2019, and December 27, 2020. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Edmund and Ms. Mitchell on December 31, 2017, 20% of the total shares granted vest on each of the following dates: December 27, 2018, December 27, 2019, December 27, 2020, December 27, 2021, and December 27, 2022.

(3)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Edmund and Ms. Mitchell on December 31, 2016, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: December 31, 2017, December 27, 2018, December 27, 2019, December 27, 2020 and December 27, 2021.

(4)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Edmund and Ms. Mitchell on January 4, 2016, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 4, 2017, December 31, 2017, December 27, 2018, December 27, 2019, and December 27, 2020.

(5)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Edmund and Ms. Mitchell on January 2, 2015, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2016, January 2, 2017, December 31, 2017, December 27, 2018, and December 27, 2019.

(6)
With respect to the restricted stock granted to Messrs. Liberatore and Kelly and Ms. Mitchell on August 25, 2014, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: August 25, 2015, August 25, 2016, August 25, 2017, August 25, 2018, and August 25, 2019.

(7)
With respect to the restricted stock granted to Messrs. Liberatore and Kelly and Ms. Mitchell on January 2, 2014, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2015, January 2, 2016, January 2, 2017,  December 31, 2017 and December 27, 2018.

(8)
With respect to the restricted stock granted to Mr. Edmund on February 18, 2014, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest on each of the following dates: February 18, 2020, February 18, 2021, February 18, 2022, February 18, 2023 and February 18, 2024.

33 Kforce 2018 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2017

Name	Type of Award	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards No. of Shares of Stock	Grant Date Fair Value
				Threshold ($)	Target ($)	Maximum ($)
David L. Dunkel	Annual Incentive (1)	2/3/2017	12/29/2017	$200,000	$800,000	$1,600,000	—	$—
	Equity LTI (2)(3)	—	12/29/2017	$—	$—	$—	29,703	$750,001
	Cash LTI (3)	2/3/2017	—	$—	$—	$1,085,000	—	$—
Joseph J. Liberatore	Annual Incentive (1)	2/3/2017	12/29/2017	$135,000	$540,000	$1,080,000	—	$—
	Equity LTI (2)(3)	—	12/29/2017	$—	$—	$—	35,644	$900,011
	Cash LTI (3)	2/3/2017	—	$—	$—	$435,000	—	$—
David M. Kelly	Annual Incentive (1)	2/3/2017	12/29/2017	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	—	12/29/2017	$—	$—	$—	28,713	$725,003
Kye L. Mitchell	Annual Incentive (1)	2/3/2017	12/29/2017	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	—	12/29/2017	$—	$—	$—	25,743	$650,011
Robert W. Edmund	Annual Incentive (1)	2/3/2017	12/29/2017	$91,250	$182,500	$365,000	—	$—
	Equity LTI (2)	—	12/29/2017	$—	$—	$—	19,802	$500,001
Peter M. Alonso	Annual Incentive (1)	2/3/2017	—	$46,875	$187,500	$375,000	—	$—

(1)
These amounts represent the estimated payouts under the 2017 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier (100% for Mr. Edmund) for all components of the 2017 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2017 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.

(2)
The equity LTI awards granted in the form of restricted stock under the 2017 Stock Incentive Plan on December 31, 2017 have a five-year vesting period with 20% of the award vesting annually, except for Mr. Dunkel’s award which has a three-year vesting period with 33% of the award vesting annually. Restricted stock awards contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the December 29, 2017 awards was $25.25. The grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.

(3)
As a result of achieving the 31th percentile ranking for TSR versus the 2017 Separately Designated Peer Group, Messrs. Dunkel and Liberatore did not receive LTI cash bonuses and had their Equity LTI grant amount reduced by 50% and 25%, respectively.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
David L. Dunkel	78,749	$1,942,453
Joseph J. Liberatore	114,789	$2,763,249
David M. Kelly	55,737	$1,316,416
Kye L. Mitchell	55,184	$1,302,453
Robert W. Edmund	16,454	$406,283
Peter M. Alonso (3)	24,424	$570,717

(1)
As discussed above, the Committee approved an acceleration in the vesting date of outstanding annual LTI awards from January 2, 2018 and January 4, 2018 to December 31, 2017 as a tax planning strategy. The amounts reflected in these columns include these vestings.

(2)	Value realized represents the market value of our common stock at the time of vesting multiplied by the number of shares vested.

(3)
Mr. Alonso resigned effective May 1, 2017. In accordance with the restricted stock agreement for the award granted on January 2, 2013, the unvested shares associated with this grant vested upon resignation (4,133 shares valued at $92,786). Subsequent grants did not have this clause. So, the remaining 20,291 shares represent shares that vested in the normal course of business.

34 Kforce 2018 Proxy Statement

PENSION BENEFITS
For Fiscal Year Ended December 31, 2017

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David L. Dunkel	Supplemental Executive Retirement Plan	11	$11,373,993	$—
Joseph J. Liberatore	Supplemental Executive Retirement Plan	11	$2,961,883	$—

(1)
The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.

(2)
Represents the actuarial present value of the accumulated benefit obligation computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal year 2017. For a discussion of the assumptions used, refer to Note 7, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2017.

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2017

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
David L. Dunkel	$—	$—	$43,168	$—	$207,971
Joseph J. Liberatore (3)	$—	$—	$—	$—	$—
David M. Kelly (3)	$—	$—	$—	$—	$—
Kye L. Mitchell (3)	$—	$—	$—	$—	$—
Robert W. Edmund (3)	$—	$—	$—	$—	$—
Peter M. Alonso (3)	$—	$—	$—	$—	$—

(1)
The aggregate earnings for 2017 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT for 2017 as there were no above-market or preferential earnings generated.

(2)	The aggregate balance include amounts related to contributions made by Kforce that were previously reported in the SCTs for prior years.

(3)	Messrs. Liberatore, Kelly, Edmund and Alonso and Ms. Mitchell have not or no longer participate in Kforce’s nonqualified deferred compensation plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that: (1) were paid to Mr. Alonso upon his resignation effective May 1, 2017 and (2) would have been payable to the Active NEOs for various service termination or change in control scenarios on December 31, 2017.
Peter Alonso
Mr. Alonso received payouts totaling $890,914 in connection with his resignation effective May 1, 2017. This amount includes severance (as described in Section 9 of his amended employment agreement) in the amount of $862,110 as well as $28,804 for other termination-related amounts. Additionally, in accordance with his restricted stock agreement for an award granted on January 2, 2013, the remaining unvested shares vested immediately upon resignation; the $92,786 value realized represents the closing stock price of our common stock on May 1, 2017 of $22.45 multiplied by 4,133 shares vested.
Active NEOs
The employment agreements for each NEO have been publicly filed and condition receipt of certain severance and CIC benefits on confidentiality and client and employee non-solicitation provisions, as specified in those agreements; the typical length of the non-solicitation restrictions is two years. In addition, the Firm’s standard severance and release agreements include condition receipt of severance benefits on continuing to honor these restrictions; these severance agreements also include standard non-disparagement clauses.
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each Active NEOs’ respective employment agreement and of the SERP, upon a termination either by the employer for cause or by the employee without good reason, the Active NEOs would be eligible to receive all earned and accrued salary, annual incentive, and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the Active NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below.

35 Kforce 2018 Proxy Statement

Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each Active NEOs’ respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the NEO would be eligible for a severance payment. For Messrs. Dunkel and Liberatore, the severance is calculated as a factor (2.99 for Mr. Dunkel and 2.00 for Mr. Liberatore) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (three years for Mr. Dunkel and two years for Mr. Liberatore). For Mr. Kelly and Ms. Mitchell, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000. For Mr. Edmund, the severance is calculated as the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control (CIC)
Pursuant to the provisions of each Active NEOs’ respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Messrs. Dunkel and Liberatore, the severance is calculated as a factor of 2.99 of the sum of their salaries on the date of termination plus the average of their cash bonuses and the value of any stock, restricted stock or stock options over a period of three years. For Mr. Kelly and Ms. Mitchell, the severance is calculated as a factor of 2.00 of the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years. For Mr. Edmund, the severance is calculated as the sum of his salary on the date of termination plus (1) the average of his cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000.
Each of the respective employment agreements also provides for health care benefits after a CIC for a period of one year.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a change in control.
Pursuant to the provisions of the SERP, Messrs. Dunkel and Liberatore are credited with up to 10 years of additional cumulative years of service upon a CIC.
Change in Control
Pursuant to the provisions of each Active NEOs’ respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a change in control.
Death or Disability
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements provides for a continuation of salary for certain NEOs under certain situations. Upon death, the NEOs’ beneficiary would continue to receive the NEO’s salary for a period of time (2.99 years for Messrs. Dunkel and Liberatore and one year for Mr. Kelly and Ms. Mitchell); Mr Edmund would not have a continuation of salary. For Messrs. Dunkel, Liberatore and Kelly and Ms. Mitchell, upon disability, the NEO’s salary would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Messrs. Dunkel and Liberatore and 2 years for Mr. Kelly and Ms. Mitchell; Mr. Edmund would not have a continuation of salary after the termination date.
For Messrs. Dunkel, Liberatore and Kelly and Ms. Mitchell, each respective employment agreement provides for health care benefits upon death (provided to the NEO’s family) for a period of one year and upon disability for a period of two years; Mr. Edmund’s employment agreement does not provide for this.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death or disability.
Pursuant to the provisions of the SERP, upon termination due to disability, Messrs. Dunkel and Liberatore would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit is net of the related benefit under their employment agreements.

36 Kforce 2018 Proxy Statement

Retirement
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the Active NEOs’ outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Pursuant to the provisions of the SERP, certain conditions allow for early retirement as early as age 55 and vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service. Since the SERP was adopted on December 31, 2006, Messrs. Dunkel and Liberatore have both attained the years of service requirement. At December 31, 2017, only Mr. Dunkel has attained the age requirement for vesting and is eligible for early retirement under the plan, which would be paid following a six-month period after retirement.
As there are no potential payments due to retirement at December 31, 2017, a column for this scenario has been omitted from the table below.
At Fiscal Year Ended December 31, 2017
The following table displays the amounts that would have been payable to the Active NEOs for various service termination or change in control scenarios on December 31, 2017. The amounts that would actually be payable to the Active NEOs if employment termination or a CIC were to occur in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2017 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each executive’s current salary rate, annual incentive bonus awards and annual LTIs; the amount and type of unvested equity and other incentive awards held by the executive; the trading price of Kforce’s common stock; the cost of providing employee benefits; the executive’s elections of employee benefits; the executive’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the executive’s historical salary, bonuses and LTIs.

37 Kforce 2018 Proxy Statement

Name	Termination By Employer Without Cause or By Employee For Good Reason ($)	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason ($)	CIC - No Termination ($)	Death ($)	Disability ($)
David L. Dunkel
Severance payment (1)	$3,762,616	$10,415,370	$—	$—	$—
Equity-based compensation (2)	—	4,283,613	4,283,613	4,283,613	4,283,613
Continuation of base salary (3)	—	—	—	2,476,293	2,476,293
Continuation of health benefits (4)	—	2,806	—	2,806	5,522
SERP (5)	—	13,232,171	—	10,036,862	10,036,862
Total	$3,762,616	$27,933,960	$4,283,613	$16,799,574	$16,802,290
Joseph J. Liberatore
Severance payment (1)	$1,493,760	$6,769,798	$—	$—	$—
Equity-based compensation (2)	—	4,196,323	4,196,323	4,196,323	4,196,323
Continuation of base salary (3)	—	—	—	1,867,832	1,867,832
Continuation of health benefits (4)	—	8,709	—	8,709	17,140
SERP (5)	—	4,026,335	—	285,522	285,522
Total	$1,493,760	$15,001,165	$4,196,323	$6,358,386	$6,366,817
David M. Kelly
Severance payment (1)	$883,904	$2,905,308	$—	$—	$—
Equity-based compensation (2)	—	2,764,143	2,764,143	2,764,143	2,764,143
Continuation of base salary (3)	—	—	—	471,023	471,023
Continuation of health benefits (4)	—	5,709	—	5,709	11,235
Total	$883,904	$5,675,160	$2,764,143	$3,240,875	$3,246,401
Kye L. Mitchell
Severance payment (1)	$883,904	$2,767,830	$—	$—	$—
Equity-based compensation (2)	—	2,633,248	2,633,248	2,633,248	2,633,248
Continuation of base salary (3)	—	—	—	471,023	471,023
Continuation of health benefits (4)	—	8,709	—	8,709	17,140
Total	$883,904	$5,409,787	$2,633,248	$3,112,980	$3,121,411
Robert W. Edmund
Severance payment (1)	$547,369	$747,369	$—	$—	$—
Equity-based compensation (2)	—	1,553,785	1,553,785	1,553,785	1,553,785
Continuation of health benefits (4)	—	8,709	—	—	—
Total	$547,369	$2,309,863	$1,553,785	$1,553,785	$1,553,785

(1)
If any payment or distribution by Kforce to Messrs. Dunkel or Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Messrs. Dunkel or Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount for Mr. Dunkel includes an excise tax gross-up of $1,497,507, while it does not include any excise tax gross-up for Mr. Liberatore as the calculation resulted in no excise tax amount for him. Also, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward. Employment agreements with Messrs. Kelly and Edmund and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above.

(2)	The amounts represent the number of applicable unvested restricted stock on December 31, 2017 multiplied by $25.25, which was Kforce’s closing stock price on that date.

(3)
For purposes of this disclosure, we have used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Mr. Kelly and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2017, given their current ages. The annual payment amounts have been discounted at a rate of 3.5%, which is the lump sum conversion rate that was utilized for the SERP benefit at December 31, 2017.

(4)
These amounts represent the value of Kforce’s portion of the health care benefits provided to each respective NEO consistent with those benefits received as of December 31, 2017. The annual benefit amounts have been discounted at a rate of 3.25%, which is the discount rate that was utilized for the SERP benefit at December 31, 2017.

(5)
These amounts represent the lump sum present value of the future monthly vested benefit as determined pursuant to the SERP, using a lump sum conversion rate of 3.5%. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed is net of the related benefit under their employment agreements.

38 Kforce 2018 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement. At the 2017 annual meeting, a majority of shares voted in favor of holding this non-binding advisory vote on an annual basis. After due consideration, the Board decided that Kforce would conduct an annual, non-binding advisory vote on executive compensation until the next required vote on the frequency of the say-on-pay vote.
As described in the CD&A above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “Say On Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:
“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.

39 Kforce 2018 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	5,000	$9.13	2,489,888
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,730,617

(1)
On April 18, 2017, the Kforce shareholders approved the 2017 Stock Incentive Plan. The 2017 Stock Incentive Plan allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock units) and other stock-based awards. Each grant of options or stock appreciation rights reduces the available shares under the Kforce Inc. 2017 Stock Incentive Plan by an equal amount while each grant of stock awards reduces the available shares by 2.43 shares for each share awarded. As of the effective date of the 2017 Stock Incentive Plan, no additional awards may be granted pursuant to the previously approved 2016 Stock Incentive Plan; however, awards outstanding as of the effective date continue to vest in accordance with the terms of the 2016 Stock Incentive Plan, as well as the 2013 Stock Incentive Plan and 2006 Stock Incentive Plan, respectively. As of December 31, 2017, the number of outstanding issued and unvested shares under the 2017 Stock Incentive Plan, 2016 Stock Incentive Plan and 2013 Stock Incentive Plan were 372,785 shares, 341,676 shares and 641,091 shares, respectively. The weighted-average exercise price excludes these unvested shares because there is no exercise price for these awards.

(2)
Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2017, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 5,527 shares of common stock at a discounted purchase price of $23.99.

STOCK OWNERSHIP INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of December 31, 2017 by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock	Percent of Class
Invesco Ltd. (1) 1555 Peachtree Street NE, Suite 1800; Atlanta, GA 30309	2,222,933	8.4%
The Vanguard Group (2) 100 Vanguard Blvd.; Malvern, PA 19355	1,900,544	7.2%
BlackRock, Inc. (3) 55 East 52nd Street; New York, New York 10055	1,549,393	5.9%
Macquarie Investment Management Business Trust (4) 2005 Market Street, Philadelphia, PA 19103	1,549,201	5.9%
Dimensional Fund Advisors LP (5) Building One, 6300 Bee Cave Road; Austin, Texas, 78746	1,433,204	5.4%

(1)
Based on Amendment No. 1 to Schedule 13G filed February 12, 2018 in which Invesco Ltd. reported that, as of December 31, 2017, it had sole voting power and sole dispositive power over all 2,222,933 shares.

(2)
Based on Amendment No. 3 to Schedule 13G filed February 9, 2018 in which The Vanguard Group reported that, as of December 31, 2017, it had sole voting power over 48,806 of the shares and sole dispositive power over 1,854,823 shares.

(3)
Based on Amendment No. 9 to Schedule 13G filed January 25, 2018 in which BlackRock, Inc. reported that, as of December 31, 2017, it had sole voting power over 1,476,158 of the shares and sole dispositive power over all 1,549,393 shares.

(4)
Based on a Schedule 13G filed February 14, 2018 in which Macquarie Investment Management Business Trust reported that, as of December 31, 2017, it had sole voting power and sole dispositive power over 1,547,620 shares.

(5)
Based on a Schedule 13G filed February 9, 2018 in which Dimensional Fund Advisors LP reported that, as of December 31, 2017, it had sole voting power over 1,348,887 of the shares and sole dispositive power over all 1,433,204 shares.

40 Kforce 2018 Proxy Statement

DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our Active NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1) (2)	Restricted Stock Units (2)	Percent of Class
David L. Dunkel	1,199,866	—	4.6%
Joseph J. Liberatore	233,795	—	*
David M. Kelly	136,582	—	*
Kye L. Mitchell	104,296	—	*
Robert W. Edmund	61,536	—	*
Mark F. Furlong	62,253	—	*
Randall A. Mehl	4,485	—	*
N. John Simmons	14,650	—	*
Elaine D. Rosen	18,886	9,963	*
Ralph E. Struzziero	48,022	9,963	*
Howard W. Sutter	515,480	—	2.0%
John N. Allred	31,830	—	*
Richard M. Cocchiaro	754,552	4,485	2.9%
Ann E. Dunwoody	5,415	4,485	*
A. Gordon Tunstall	6,467	—	—%
All directors and executive officers as a group (18 persons)	3,292,099	28,896	12.5%

*	Less than 1% of the outstanding common shares

(1)
Includes 889,175 shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 40,849 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sutter, 5,000 (shares held by spouse), 398,516 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 99,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Cocchiaro, 114,549 (shares held by the David Dunkel Jr Family Trust of which Mr. Cocchiaro is the sole trustee), 114,549 (shared held by the Matthew R. Dunkel Family Trust of which Mr. Cocchiaro is the sole trustee), and 114,549 (shares held by the Kristen A. Conner Family Trust of which Mr. Cocchiaro is the sole trustee).

(2)
Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date; these shares are reflected in this Restricted Stock Units column of this table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations.

41 Kforce 2018 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2018 Annual Meeting of Shareholders on the proposals:

•	The election of four Class III directors to the Board for a three-year term expiring in 2021 (Proposal 1);

•	Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountants for 2018 (Proposal 2); and

•	An advisory resolution on executive compensation (Proposal 3).
Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
How does Kforce’s Board recommend I vote on the proposals?
The Board recommends that you vote your shares as follows:

•	FOR election of the director nominees named in this Proxy Statement (Proposal 1);

•	FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2018 (Proposal 2); and

•	FOR the advisory vote on executive compensation (Proposal 3);
Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on February 23, 2018 are entitled to vote at the Annual Meeting. As of the Record Date, 26,260,601 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:

•	Via the Internet. You may vote on the Internet at http://www.investorvote.com/KFRC. Please see your proxy card for more information and voting deadlines.

•	By Telephone. You may call (toll free) 1-800- 652-VOTE (8683) and follow the recorded instructions. Please see your proxy card for voting deadlines.

•
By Mail. Complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope. Your proxy must be received by the Firm before commencement of the Annual Meeting.

•	In person. You may vote your shares in person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, as the beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the Internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1001 East Palm Avenue, Tampa, Florida 33605.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.

42 Kforce 2018 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which proposals are considered “routine” or “non-routine”?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2018 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in “street name” by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Please see the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
Kforce will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson Inc. to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $12,500 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by telephone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-18 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 no later than November 23, 2018. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2018. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 6, 2019. Pursuant to the Firm’s Articles of Incorporation proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Shareholders who share an address may receive only one copy of this proxy statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would like to receive a separate copy of these materials now or in the future may do so by mailing a request to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 or by calling Kforce Investor Relations at (813) 552-5000.

43 Kforce 2018 Proxy Statement

APPENDIX
ADJUSTED FINANCIAL PERFORMANCE MEASURES
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as a supplemental method for assessing the Company’s operating results by adjusting for the impact of certain non-recurring, infrequent or unusual items in a manner that is focused on the performance of our underlying operations. Each of these measures are intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess the Company's core operating results and consequently, management believes it is similarly useful information to investors. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP.

(In Thousands, Except Per Share Amounts)	Twelve Months Ended
	December 31, 2017
	Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Reconciliation of Revenue and Gross Profit:
Net service revenues (1)	$1,357,940	$1,000	$1,358,940
Gross profit (1)	$408,056	$713	$408,769
GP %	30.0%	0.1%	30.1%
Flex GP %	27.5%	—%	27.5%

Reconciliation of SG&A and Operating Margin:
Selling, general & administrative expenses (2)	$331,172	$1,156	$332,328
SG&A as a percentage of net service revenues	24.4%	0.1%	24.5%
Income from operations	$68,629	$(443)	$68,186
Operating margin	5.1%	(0.1)%	5.0%

Reconciliation of Tax Impact and Profitability:
Income before income taxes	$64,094	$(443)	$63,651
Income tax expense (3)	$30,809	$(7,200)	$23,609
Effective tax rate	48.1%	(11.0)%	37.1%
Net income	$33,285	$6,757	$40,042
Earnings per share - diluted	$1.30	$0.27	$1.57
(1) The $1.0 million revenue adjustment and the related $0.7 million gross profit adjustment was related to the impact from Hurricanes Harvey and Irma.
(2) The $1.2 million adjustment was related to a $1.0 million disaster relief contribution and $1.1 million in charges for role eliminations related to refining how we support and service our largest strategic clients, offset by a $3.3 million gain on the sale of assets of Kforce Global Solutions, Inc. (“Global”), a wholly-owned subsidiary located in the Philippines.
(3) Adjustments to income tax expense include (i) tax expense of $5.4 million related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act, (ii) a $1.6 million valuation allowance placed on our foreign tax credit deferred tax asset that we expect may not be realizable as a result of the sale of Global's assets and (iii) a net income tax benefit of $0.2 million related to the income before income taxes adjustments described within this table, which was calculated using the third quarter effective tax rate, of 38.0%.

44 Kforce 2018 Proxy Statement

(In Thousands, Except Per Share Amounts)	Twelve Months Ended
	December 31, 2016
	Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general & administrative expenses (4)	$340,742	$(6,015)	$334,727
SG&A as a percentage of net service revenues	25.8%	(0.4)%	25.4%
Income from operations	$59,056	$6,015	$65,071
Operating margin	4.5%	0.4%	4.9%

Reconciliation of Tax Impact and Profitability:
Income before income taxes	$55,955	$6,015	$61,970
Income tax expense (5)	23,182	681	23,863
Effective tax rate	41.4%	(2.9)%	38.5%
Net income	$32,773	$5,334	$38,107
Earnings per share - diluted	$1.25	$0.20	$1.45
(4) The $6.0 million adjustment was related to severance charges associated with certain realignment activities focused on further streamlining our organization.
(5) The income tax expense reconciling item is composed of (i) an income tax expense of $1.7 million related to certain one-time non-cash adjustments, and (ii) an income tax benefit of $2.3 million related to the severance costs, which was calculated using the applicable quarterly effective tax rate, excluding the impact of the severance costs and certain tax adjustments.

45 Kforce 2018 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., eastern time, on April 23, 2018.
Vote by Internet
• Go to www.investorvote.com/KFRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold
	01 - David L. Dunkel (Class III)	☐	☐	02 - Mark F. Furlong (Class III)	☐	☐
	03 - Randall A. Mehl (Class III)	☐	☐	04 - N. John Simmons (Class III)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2018.	☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints DAVID M. KELLY and MICHAEL R. BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 24, 2018 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2018, FOR the advisory approval of Kforce’s executive compensation and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE